As filed with the Securities and Exchange Commission on November 10, 2006
Registration No. __________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOBILEPRO CORP.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

87-0419571
(I.R.S. Employer Identification Number)

6701 Democracy Boulevard
Suite 202
Bethesda, Maryland 20817
(301) 315-9040
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jay O. Wright, Chief Executive Officer
Mobilepro Corp.
6701 Democracy Boulevard
Suite 202
Bethesda, Maryland 20817
(301) 315-9040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

A copy of all communications, including communications sent to the agent for service should be sent to:
Ernest M. Stern, Esq.
Seyfarth Shaw LLP
815 Connecticut Avenue, N.W., Suite 500
Washington, D.C. 20006-4004
(202) 828-5360
Fax No.: (202) 828-5393

From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum offering price	Amount of registration fee
Common stock, par value $0.001 per share	365,724,901 shares	$.14 (1)	$51,201,486	$5,478.56
Common stock, par value $0.001 per share	28,750,000 shares	$.20 (2)	$5,750,000	$615.25
Common stock, par value $0.001 per share	10,000,000 shares	$.174 (2)	$1,740,000	$186.18

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For purposes of this table, we have used the closing prices of our common stock on October 4, 2006 which was $ .14 per share.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Subject to completion, dated November __, 2006

Prospectus

MOBILEPRO CORP.

404,474,901 Shares of Common Stock

We are offering, through Cornell Capital Partners, L.P., as underwriter (“Cornell Capital”), 214,529,291 shares of common stock issuable upon exercise of certain warrants and conversion of certain convertible debentures held by Cornell Capital. In addition, Cornell Capital and certain additional selling stockholders named beginning on page 16 of this prospectus are offering an additional 189,945,610 shares of common stock and common stock issuable upon exercise of certain warrants held by them.

Cornell Capital and the other selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of shares offered by Cornell Capital or the other selling stockholders. However, we will receive the proceeds from the exercise of the warrants, unless a selling stockholder elects cashless exercise, and we will not have to repay convertible debentures to the extent they are converted into shares of common stock.

Our common stock is quoted on the OTC Bulletin Board under the symbol “MOBL.” On October 4, 2006, the last reported sale price of our common stock on the OTC Bulletin Board was $0.14 per share.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 4.

The date of this prospectus is November __, 2006.

TABLE OF CONTENTS

Summary of the Company	1

The Offering	2

Risk Factors	4

Underwriter	16

Selling Stockholders	16

Forward-Looking Statements	17

Experts	17

Legal Matters	17

Incorporation of Certain Information by Reference	17

Available Information	18

ii

SUMMARY OF THE COMPANY

We are a broadband wireless, telecommunications, and integrated data communication services company. We deliver a comprehensive suite of voice and data communications services, including local exchange, long distance, enhanced data, Internet, wireless and broadband services to our end-user customers. We are focused on growing our current customer bases, deploying wireless networks, acquiring and growing profitable telecommunications and broadband companies, and forging strategic alliances with well positioned companies with complementary product lines and in complementary industries.

We market and sell our integrated communications services through 11 branch offices in eight states and we service over 155,000 billed accounts representing over 278,000 equivalent subscriber lines including approximately 145,000 local and long-distance telephone lines, 105,000 dial-up lines, 5,000 broadband lines, and over 18,000 wireless customers. We own and operate approximately 30,000 payphones predominantly located in 44 states and the District of Columbia.

The adoption of initiatives by cities to create areas within city limits where residents, visitors, students, and businesses can obtain wireless access to the Internet has created an increased interest in so-called wireless access zones. We are concentrating efforts on the deployment, management and ownership of such municipally sponsored wireless access zones. To date, we have been selected by ten municipalities for pilot or complete projects, and we are working on nine of those projects. The deployment of our first network in Tempe, Arizona was substantially completed in February 2006. To date, material revenues have not been provided from this business.

Our revenues are generated through three of our four business reporting segments:

Wireless Networks
Our broadband wireless network deployment efforts are being conducted by our wholly owned subsidiary, NeoReach, Inc., (“NeoReach”), and its subsidiary, Kite Networks, Inc. (“Kite Networks,” formerly, NeoReach Wireless, Inc.). This segment also includes the operations of Kite Broadband, LLC (“Kite”), a wireless broadband Internet service provider located in Ridgeland, Mississippi

Voice Services
Our voice services segment is led by CloseCall America, Inc. (“CloseCall”), a Competitive Local Exchange Carrier (“CLEC”, which is a term applied under the Telecommunications Act of 1996 to local telephone companies which compete with incumbent local telephone companies) based in Stevensville, Maryland; American Fiber Network, Inc. (“AFN”), a CLEC based in Kansas City, Kansas; and Davel Communications, Inc. (“Davel”), an independent payphone provider based in Cleveland, Ohio. CloseCall offers our customers a full array of telecommunications products and services including local, long-distance, 1-800-CloseCall anytime/anywhere calling, digital wireless, high-speed telephone (voice over IP), and dial-up and DSL Internet services. AFN is licensed to provide local access, long distance and/or Internet services throughout the United States. Davel is one of the largest independent payphone operators in the United States.

Internet Services
Our Internet services segment is led by DFW Internet Services, Inc. (“DFW”, doing business as Nationwide Internet), an Internet services provider (“ISP”) based in Irving, Texas, its acquired Internet service provider subsidiaries and InReach Internet, Inc. (“InReach”), a full service ISP located in Stockton, California that we acquired on November 1, 2005. Our Internet services segment provides dial-up and broadband Internet access, web-hosting services, and related Internet services to business and residential customers in over 40 states.

Corporate
Our corporate reporting segment serves as the holding company of the operating subsidiaries that are divided among the other three business reporting segments, provides senior executive and financial management, and performs corporate-level accounting, financial reporting, and legal functions. Occasionally, its employees may provide services to customers resulting in the recognition of consulting service revenues.

Our principal executive offices are located at 6701 Democracy Boulevard, Suite 202, Bethesda, MD 20817 and our telephone number at that address is (301) 315-9040. We maintain a corporate web site at www.mobileprocorp.com. We make available free of charge through our web site our annual report on Form 10-KSB, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such material with or to the SEC. The contents of our web site are not a part of this report. The SEC also maintains a web site at www.sec.gov that contains reports, proxy statements, and other information regarding Mobilepro.

THE OFFERING

This offering relates to the sale of common stock by (i) us, through Cornell Capital Partners, L.P., as underwriters (“Cornell Capital”), and (ii) Cornell Capital and certain other persons who are our holders of our common stock or securities convertible into our common stock. The selling stockholders consist of:

•
The holders of 90,000,000 shares of common stock that were issued to the former minority-interest owners of Kite Broadband and the stockholders of Kite Networks, Inc. in connection with our acquisition of those companies.

•	The holder of 10,000,000 shares of common stock that were issued to the former owner in connection with our acquisition of AFN.

•
Certain holders of 1,307,870 shares of our common stock that were issued to the former stockholders upon the conversion of convertible promissory notes obtained in connection with the acquisition of The River Internet Access Co.

•	Certain holders of warrants to purchase collectively up to 5,600,000 shares of our common stock that were issued in connection with the bridge financing of our acquisition of Davel.

•	Certain holders of warrants to purchase collectively up to 5,000,000 shares of our common stock that were issued to the former owners in connection with our acquisition of Davel.

•	Certain holders of warrants to purchase collectively up to 3,223,625 shares of our common stock that were issued to the former owners in connection with our acquisition of CloseCall.

•	The holder of a warrant to purchase up to 600,000 shares of our common stock that was issued to a former owner in connection with our acquisition of Evergreen Open Broadband Corporation.

•	Certain holders of warrants and options issued to current and former employees, consultants, advisors and directors to purchase an aggregate of 74,214,115 shares of our common stock.

Cornell Capital holds debentures that are convertible into a minimum of 68,308,027 shares of our common stock and warrants to purchase up to a minimum of 32,083,334 shares of our common stock, and assuming the completion of the remaining tranches of our $7.0 million financing agreement with Cornell Capital, we will be issuing additional debentures that will be convertible into a minimum of 27,011,494 shares of our common stock and additional warrants to purchase up to a minimum of 6,666,666 shares of our common stock. In addition, we have agreed to register additional shares that may become issuable upon conversion of the debenture or exercise of the warrants held by Cornell Capital as a result of a decrease in the conversion price or exercise price caused by a decrease in the market price of our common stock. Although we have prepared this prospectus as though Cornell Capital were offering these shares for our account, it is these shares of common stock that are being offered and sold by Cornell Capital. We will not receive any proceeds from the sale of shares offered by Cornell Capital or the other selling stockholders. However, we will receive the proceeds from the exercise of the warrants, unless a selling stockholder elects cashless exercise, and we will not have to repay convertible debentures to the extent they are converted into shares of common stock. Cornell Capital has advised us that it does not believe it is an underwriter.

A more detailed description of each selling security holder is provided beginning on page 16 of this prospectus. We are contractually obligated to register the shares held by Cornell Capital and certain of the other selling security holders pursuant to registration rights granted in connection with certain financings and acquisitions.

Common Stock Offered
404,474,901 shares of our common stock, including 214,529,291 by Cornell Capital and 189,945,610 by the other selling stockholders (the number of shares being registered in this offering represents approximately 68.6% of the total number of shares of common stock outstanding as of the date of this prospectus and will represent approximately 45.4% of the total number of shares of common stock outstanding upon their issuance).

Offering Price	Market price.

Common Stock Outstanding	589,189,570 shares (before the offering)

Use of Proceeds
Although we will receive proceeds in connection with the exercise of outstanding options and warrants to purchase shares of our common stock that are being registered herein, we will not receive any proceeds from the sale of the shares offered under this prospectus.

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors”.

Over-the-Counter Bulletin Board Symbol	MOBL

After this registration statement is declared effective by the Securities and Exchange Commission, Cornell Capital and the other selling stockholders may sell in the public market up to all of the shares of common stock being registered in this offering, subject to the provisions of a “lock-up” agreement executed by Mr. Jay O. Wright which prohibits the sale or disposition of more than one million (1,000,000) shares of common stock beneficially owned by him during any calendar quarter during his employment period. Additionally, as a result of Mr. Wright’s buying program under Rule 10b5-1, he is unlikely to sell any shares within six months of any purchase because of the disgorgement provisions of Section 16 under the Securities Exchange Act. Mr. Wright’s program is scheduled to expire in January 2007.

Brokers or dealers effecting transactions in the shares being registered in this offering should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or future operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose part or all of your investment.

We Have Lost Money Historically Which Means That We May Not Be Able to Achieve and Maintain Profitability

We have historically lost money. In the years ended March 31, 2006 and 2005, we sustained net losses of $10,176,407 and $5,359,722, respectively. In addition, we incurred a net loss of $4,737,507 in the quarter ended June 30, 2006. Future losses may occur. Accordingly, we will experience liquidity and cash flow problems if we are not able to improve our operating performance or raise additional capital as needed and on acceptable terms.

Our Operations Are Recently Acquired Which Means That We Have a Limited Operating History upon Which You Can Base Your Investment Decision

Prior to January 2004, we were a development stage company. Although we were incorporated less than six years ago, we have undergone a number of changes in our business strategy and organization.

We have had several major shifts in our business strategy. In June 2001, we focused our business on the integration and marketing of complete mobile information solutions that satisfy the needs of mobile professionals. In April 2002, we acquired NeoReach and shifted our focus toward solutions supporting the third generation wireless market. We shifted our business strategy in December 2003 by beginning to expand significantly the scope of our business activity to include Internet access services, local and long distance telephone services and the ownership and operation of payphones. In 2005, we began to invest in the business of deploying wireless broadband networks and providing wireless network access services in wireless access zones to be primarily located in municipality-sponsored areas. We entered these businesses primarily through the acquisition of established companies. These operations have all been acquired subsequent to January 1, 2004. Accordingly, the Company has a limited operating history upon which an evaluation of its prospects can be made.

Our strategy is unproven and the revenue and income potential from our strategy is unproven. We may encounter risks and difficulties frequently encountered by companies that have grown rapidly through acquisition, including the risks described elsewhere in this section. Our business strategy may not be successful and we may not be able to successfully address these risks. If we are unsuccessful in the execution of our current strategic plan, we could be forced to reduce or cease our operations.

As a Microcap Company, Raising Money on Commercially Reasonable Terms is Difficult. If We Are Unable to Raise Additional Capital, We May Be Unable to Make Acquisitions or to Fund Our Future Operations

We have relied almost entirely on external financing to fund our operations and acquisitions to date. We have been particularly reliant on funds provided by Cornell Capital. Such financing has historically come from a combination of borrowings and sale of common stock. We drew a total of $39,173,129 in funds under the $100 million Standby Equity Distribution Agreement (the “SEDA”) resulting in the issuance of approximately 183,996,589 shares of our common stock to Cornell Capital. Our SEDA expired on May 19, 2006 and was not renewed.

Over the next two years we anticipate that we may need to raise additional or alternative capital to fund major acquisitions and to grow our emerging businesses. We anticipate that these additional funds will be in the range of $25 million to $200 million, depending on the pace of growth and/or the size of future acquisitions.

Small, publicly traded companies like Mobilepro, historically have found raising money difficult due to numerous factors including (a) the desire of large Wall Street firms to focus on larger companies where larger fee opportunities exist; (b) the consolidation of small Wall Street firms; (c) the reduced liquidity of smaller public companies compared to larger ones; (d) the increased business risks that a small firm faces; (e) the heavy regulatory scrutiny the SEC imposes on small companies including the burdensome “penny stock” rules which limit the ability of many microcap companies to market to retail investors; (f) misbehavior by so-called “PIPEs” investors, as reported in the press, including illegal short-selling of companies seeking to raise money and/or conspiring to drive down the prices of microcap companies looking to raise capital; (g) the lack of bargaining power of a microcap company relative to a multi-billion dollar PIPE fund; (h) the lack of national brand awareness which may motivate a potential investor to invest; (i) limited market cap which may make a large fund’s minimum investment size too large for the particular company; (j) investment limitations which prevent certain funds from investing in unlisted securities; and (k) the slow process by which the SEC often reviews registration statements of smaller companies which creates significant regulatory uncertainty and thereby increases the negotiating leverage of PIPEs funds. Due to these factors and others, there can be no assurance that we will be able to raise funds on commercially reasonable terms, or at all.

The Conversion of the Debentures into Shares of Our Common Stock Could Result in Significant Near-Term Dilution to Our Stockholders

On June 30, 2006, we entered into an amended 7.75% secured convertible debenture in the amount of $15,149,650 which was further amended on September 20, 2006 (the “Amended Debenture”) with Cornell Capital, replacing the convertible debenture in the principal amount of $15,500,000 dated May 13, 2005 issued to Cornell Capital. Under the terms of the Amended Debenture, we have agreed to make weekly scheduled principal payments of at least $250,000 commencing November 15, 2006 with interest on the outstanding principal balance payable at the same time. We have the right to make any and all such principal payments by issuing shares of our common stock to Cornell Capital with the amount of such shares based upon the lower of $0.275 per share or 93% of the average of the two lowest daily volume weighted average per share prices of our common stock during the five days immediately following the scheduled payment date. Cornell Capital may convert all or any part of the unpaid principal and accrued interest owed under the Amended Debenture into shares of our common stock at a conversion price of $0.275 per share.

On August 28, 2006, we entered into a financing with Cornell Capital to raise up to $7.0 million in three tranches. At the closing of each tranche, we will issue Cornell Capital a 7.75% secured convertible debenture (the “August Debentures”) in the principal amount for that tranche, convertible into common stock at $0.174 per share, together with a warrant to purchase up to 3,333,334 shares of common stock at an exercise price of $0.174 per share. On August 30, 2006, we closed the first tranche in the amount of $2.3 million. Under the terms of the first of the August Debentures, we have agreed to make weekly scheduled principal payments of at least $125,000 commencing January 2, 2007, with interest on the outstanding principal balance payable at the same time. We have the right to make any and all such principal payments by issuing shares of our common stock to Cornell Capital with the amount of such shares based upon the lower of $0.174 per share or 93% of the average of the two lowest daily volume weighted average per share prices of our common stock during the five days immediately following the scheduled payment date. Cornell Capital may convert all or any part of the unpaid principal and accrued interest owed under the August Debentures into shares of our common stock at a conversion price of $0.174 per share.

On October 4, 2006, the price of our common stock closed at $0.14 per share. Should the price of our stock remain at the current level and we choose to make scheduled principal payments with our common stock, the issuance of shares of our common stock to Cornell Capital may result in significant dilution to the value of common stock currently held by our stockholders. For example, using 93% of the closing price per share on October 4 ($0.1302 per share) as the conversion price, each weekly conversion of debt under the Amended Debenture in the amount of $250,000 would result in the issuance of approximately 1,920,000 shares of our common stock to Cornell Capital commencing November 15, 2006, each weekly conversion of debt under the first of the August Debentures in the amount of $125,000 would result in the issuance of approximately 960,000 shares of our common stock to Cornell Capital commencing January 2, 2007. Based on this stock price, we would ultimately issue more than 170,120,000 shares of our common stock in the aggregate to repay the Amended Debenture and all $7.0 million of the August Debentures in full. However, we may issue fewer shares if the market price of our common stock increases, and we may issue more shares if the market price of our common stock decreases.

We Have Limited Experience Running Our Businesses Which May Hamper Our Ability to Make Effective Management Decisions

Virtually all of our operations have been acquired or started in the last 24 months. Therefore, our experience in operating the current business is limited. Further, we intend to pursue additional acquisitions to further the development of our Internet services business, competitive local exchange and wireless broadband businesses.

Mr. Jay O. Wright became our Chief Executive Officer in December 2003. In February 2006, Mr. Jerry M. Sullivan, Jr. became our President and Chief Operating Officer. Prior to Mr. Sullivan joining the Company in June 2005 as President of our subsidiary Kite Broadband, Messrs. Wright and Sullivan had no experience working together. Since Mr. Wright joined our Company we have completed numerous acquisitions and integrated various different management teams into our operations. Prior to closing these acquisitions, Messrs. Wright and Sullivan had not previously worked with management at any of our subsidiaries and divisions. The other senior executives, including the general managers of each of the three operating business segments, have joined the Company in connection with acquisitions or been recently hired. None of these executives has significant experience working with the others. Consequently, internal communication and business-decision making processes are evolving. We may react too slowly or incorrectly to trends that may emerge and affect our business. Our future success depends on the ability of the senior executives to establish an effective organizational structure and to make effective management decisions despite their limited experience.

The Success of Our Business Is Based on Unproven Revenue Generation Models Which Means That We May Not Achieve Anticipated Revenues

Our revenue models, especially for our municipal wireless network business, are new and evolving. Our ability to generate revenue depends, among other things, on our ability to provide quality wireless technology, telecommunications, broadband and integrated data communication services to our customers utilizing new technologies, new products and innovative bundled service packages. Because our businesses are either newly acquired, based on emerging opportunities and technologies, or based on new bundled services with new price packages, we have limited experience with our revenue models.

Our ability to achieve organic revenue growth is dependent upon the success of long-term projects, such as our wireless initiatives, that require us to incur significant up-front costs. We expect to confront multiple challenges in reaching the point where significant revenues are provided by this business. For example, the securing of a city contract is a multi-step process that can take over six months to complete, including a pilot demonstration, the RFP preparation, response and evaluation, contract negotiation, development of the deployment plan, and equipment installation and testing. Although we attempt to minimize development risks by carefully analyzing demographics, topography, climate and other factors, each project includes the utilization of newly developed transmission equipment. For example, operating costs incurred by our municipal wireless network business in the current year approximated $1,960,000 and we expect that the cost of the equipment required for the completion of the Tempe network will exceed $2.9 million. Further, in order to generate revenues from these projects, we will be required to successfully complete marketing efforts to obtain individual subscribers willing to pay us for wireless Internet service and negotiate contracts with large Internet service providers allowing them use of the network.

In addition, during the current fiscal year, the activities of the Internet services operation have focused on the integration of the acquired companies. The efforts are focused on combining service offerings, consolidating network operations and customer support locations, and reducing operating expenses. The success of our overall growth strategy depends, in part, on our ability to transition customers to new Internet access services, especially broadband wireless, and/or to sell additional voice services to the existing customer base. However, at present, dial-up subscribers represent a significant number of our Internet service customers. The erosion of this customer base is likely to continue until our new efforts to transition these customers to enhanced services become more effective.

There can be no assurance that the projects will be successfully completed or that the completed projects will provide the anticipated revenues. Accordingly, there can be no assurance that our business revenue models will be successful or that we can sustain revenue growth or maintain profitability.

If We Are Not Able to Compete Effectively in Our Markets That Are Highly Competitive, We May Be Forced to Reduce or Cease Operations

We believe that our ability to compete successfully in our markets depends on a number of factors, including market presence; the adequacy of our member and technical support services; the capacity, reliability and security of our network infrastructures; the ease of access to and navigation of the Internet provided by our services; our pricing policies and those of our competitors and suppliers; the timing of introductions of new services by us and our competitors; our ability to support existing and emerging industry standards; and general industry and economic trends. Other specific factors that could impact our ability to compete successfully include the following items, among others:

•	our success in withstanding the continued shift from dial-up ISP service to broadband ISP service;

•	the performance of our products, services and technology in a manner that meets customer expectations;

•	the success of our efforts to develop effective channels of distribution for our products;

•	our ability to price our products that are of a quality and at a price point that is competitive with similar or comparable products offered by our competitors;

•	the success of our efforts to develop, improve and satisfactorily address any issues relating to our technology;

•
our ability to effectively compete with companies that have substantially greater market presence and financial, technical, marketing and other resources than us including (i) local ISPs, (ii) national and regional ISPs, (iii) established online services; (iv) nonprofit or educational ISPs; (v) national telecommunications companies; (vi) Regional Bell Operating Companies (“RBOCs”); (vii) competitive local exchange carriers; and (viii) cable operators;

•
our ability to adapt to the consolidation of existing ISPs with or into larger entities, or entry of new entities into the Internet services market, would likely result in greater competition for the Company;

•	our ability to collect dial around compensation owed to our pay telephone business from third party payors; and

•	the continued erosion of coin revenues in our pay telephone business resulting from the penetration of wireless technologies and prepaid calling cards.

There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully. Failure to do so could harm our business and operating results in a material way and could cause us to reduce or cease operations.

Recent Industry Trends Could Adversely Affect Our Ability to Compete in the Wireless Communications Industry and Significantly Reduce the Likelihood of Our Success

The wireless communications industry has experienced consolidation of participants, and this trend may continue. If wireless carriers consolidate with companies that utilize technologies that are similar to or compete with our wireless technology, our proportionate share of the emerging market for wireless technologies may be reduced or eliminated. This reduction or elimination of our market share could reduce our ability to obtain profitable operations and could even cause us to reduce or cease operations.

In addition, the increasing number of municipally sponsored wireless network opportunities is attracting the interest of very large competitors. For example, competitors for the Philadelphia network included Verizon, Comcast, and Earthlink. According to a published report, the city of San Francisco received plans from 26 companies in response to a request for proposals, including Cingular Wireless, Earthlink, and Google.

The activity of these competitors, with resources far greater than ours, could adversely affect our ability to obtain additional awards for the deployment and management of wireless networks and significantly reduce the likelihood of success for our emerging wireless network and other businesses.

Our Payphone Division is Experiencing Intense Competition That Has Resulted in Revenue Declines That May Continue

Through our Davel subsidiary, we compete with other independent pay telephone providers and large local exchange carriers for the locations where we install and operate pay telephones. Many of these competitors have substantially greater financial, marketing and other resources than us.

Additionally, Davel indirectly competes with other telecommunications providers, including providers of wireless services and prepaid calling card companies, for end users to utilize our pay telephones to make local and long distance calls. The proliferation of wireless communication devices has continued to reduce the use of pay telephones. For example, the cellular telephone business of CloseCall represents indirect competition for Davel. Furthermore, certain providers of wireless communication devices have continued to introduce rate plans, including pre-paid rate plans, that are competitively priced with certain of the products offered by us and have negatively impacted the usage of pay telephones throughout the nation. The effect on our business is that revenues of Davel are steadily declining. Davel’s revenues were $40,305,697 for the twelve months ended March 31, 2006 compared with $55,091,465 (including the pre-acquisition portion) for the corresponding period of the prior year, a decline of 26.8%. Further, Davel’s revenues were $8,197,498 for the quarter ended June 30, 2006 compared with $11,138,907 for the quarter ended June 30, 2005, a decline of 26.4%.

If we are unsuccessful in increasing revenues from other sources, the declining payphone business may contribute to declines in consolidated revenues and the incurring of operating losses.

Davel’s Reliance on Third Party Providers Could Delay the Timely Receipt of Accounts Receivable

Davel relies on third party providers to provide local access, long distance and operator services to its pay telephones. The uncertainty with the greatest potential negative financial impact relates to revenue from and collectibility of access code calls and toll-free dialed calls, or dial around compensation (i.e., intercarrier compensation paid to us by the providers of 800 numbers at the rate of 49.4 cents per call). In current quarters, Davel initially recognizes revenue related to non-coin dial-around calls that are initiated from a Company payphone in order to gain access to a long distance company or to make a standard toll free call based on estimates. The inter-exchange carriers have historically paid for fewer dial-around calls than are actually made and the collection period for dial-around revenue is generally four to six months, but can be in excess of a year. The estimates of revenue are based on the historical analysis of calls placed and amounts collected. These analyses are updated on a quarterly basis. Recorded amounts of revenue relating to prior periods may be adjusted based on the amounts of actual receipts and/or an unexpected change in the historical trends of calls and/or collections.

Dial around compensation represents a material percentage of our consolidated revenues. Dial around revenue was approximately $9,655,000 in the year ended March 31, 2006, representing approximately 9.8% of consolidated revenues. Dial around revenue was $1,620,273 in the quarter ended June 30, 2006, representing 6.9% of consolidated revenues for the period. The amount of dial-around revenue estimated to be collectible and included in the balance of accounts receivable at June 30, 2006 was $3,944,131. We depend on the third-party service providers to quickly and accurately report and pay amounts owed to us as dial around compensation. Our inability to obtain such reports and/or our inability to collect amounts owed to us could result in material reductions in accounts receivable with material adverse effects to future consolidated revenues and net income.

We May Not Successfully Execute or Integrate Our Acquisitions Which Could Harm Our Business

Our business model is dependent upon growth through acquisition of other telecommunication service providers. We have completed 21 acquisitions during the 27 month period ended March 31, 2006. We expect to continue making acquisitions that will enable us to build our Internet services, competitive local exchange carrier, and wireless broadband businesses. Acquisitions involve numerous risks, including the following:

•	Difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

•	Diversion of management’s attention from normal daily operations of the business;

•	Difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	Initial dependence on unfamiliar partners;

•	Insufficient revenues to offset increased expenses associated with acquisitions; and

•	The potential loss of key employees of the acquired companies.

Acquisitions may also cause us to:

•	Issue common stock that would dilute our current stockholders’ percentage ownership;

•	Assume liabilities;

•	Record goodwill and non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges;

•	Incur amortization expenses related to certain intangible assets;

•	Incur large and immediate write-offs, and restructuring and other related expenses; or

•	Become subject to litigation.

Mergers and acquisitions are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful and will not materially adversely affect our business, operating results or financial condition. In order to achieve the critical mass of business activity necessary to successfully execute our business plan, we plan to continue making strategic acquisitions and significantly increase the number of strategic partners and customers that use our technology and services. This growth has placed, and will continue to place, significant strain on our personnel, systems, and resources. We expect that we will continue to hire employees, including technical, management-level employees, and sales staff, in the foreseeable future. This growth will require us to improve management, technical, information and accounting systems, controls, and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth. We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.

Many of the companies that we have acquired have been very small and/or privately held. Consequently, we have made acquisition decisions based on historical information that has not been audited. Generally, we structure our merger agreements to give us the right to make subsequent adjustments to the purchase consideration based on the subsequent discovery of inaccuracies. However, the process requires that senior management spend significant amounts of time resolving disputes with former owners of the acquired companies. In addition, we have been confronted with the challenges of managing many remotely located operations and combining different systems. Although we have been successful in retaining key managers and other employees of our major acquired companies, the lack of employee retention at certain smaller acquired companies has adversely affected the integration of operations and the retention of customers.

Failure to manage and successfully integrate acquisitions we make could harm our business and operating results in a material way.

We May Not Be Successful in Obtaining and Retaining Key Employees Which Could Adversely Affect Our Ability to Operate, Grow and Manage Our Businesses

Our future success depends in a large part upon the continued service of key members of our senior management team. In particular, our chief executive officer, Mr. Jay O. Wright, is important to the overall management of our Company as well as the development and implementation of our business strategy. Although we have designed employment agreements with Mr. Wright and other key executives that we believe provide incentives to perform at high levels and to fulfill the terms of their agreements with us, each executive, or any other employee, may terminate their employment with us at any time. For instance, in September 2006, our general counsel, Geoffrey B. Amend, resigned. Our future success also depends on our ability to identify, attract, hire, retain and motivate other well-qualified managerial, technical, sales and marketing personnel. There can be no assurance that these professionals will be available in the market or retained, or that we will be able to meet or to continue to meet their compensation requirements. Failure to establish and maintain an effective management team and work force could adversely affect our ability to operate, to grow and to manage our businesses.

Impairment of Goodwill Could Result in Significant Future Charges That Could Jeopardize Our Ability to Raise Capital

At June 30, 2006, our balance sheet included intangible assets with a total carrying value of approximately $56,201,000, representing 59.7% of total assets and including approximately $47,750,000 in goodwill. Substantially all of this goodwill has been recorded in connection with the series of acquisitions completed by us since January 1, 2004. GAAP requires that we assess the fair values of acquired entities at least annually in order to identify any impairment in the values. We perform our annual impairment tests for goodwill at fiscal year-end. However, on a quarterly basis, we are alert for events or circumstances that would more likely than not reduce the fair value of a reporting segment below its carrying amount. If we determine that the fair value of an acquired entity is less than the net assets of the entity, including goodwill, an impairment loss would be identified and recorded at that time.

During the three months ended December 31, 2005, both the Internet and voice services segments incurred operating losses that were not expected. As a result, management reviewed the carrying values of the assets of these segments and determined that an adjustment for goodwill impairment was appropriate at December 31, 2005. The Company recorded an impairment charge in the amount of $3,764,429, including $1,945,519 related to the Internet service companies and $1,818,910 related to Affinity Telecom (“Affinity”), a CLEC business located in the State of Michigan that was acquired in August 2004. The negative customer churn of dial-up Internet access customers has exceeded management's expectations, contributing to the net loss incurred by this segment during the most recent three quarters. The Company has experienced a significant and steady loss of Affinity customers, and Affinity has incurred bad debt losses at a greater rate than in our other CLEC companies. The impairment charges represented approximately 17.2% and 84.5% of the goodwill related to the Internet service companies (excluding InReach) and Affinity, respectively. In the quarters ended March 31, 2006 and June 30, 2006, we recorded additional ISP goodwill impairment charges of $682,116 and $348,118, respectively, as customer churn continued to exceed expectations.

Future assessments of the acquisition fair values could identify material impairment losses resulting in substantial write-offs of goodwill. Such adjustments could have material adverse effects on our results of operations and our financial position, and could impede our continuing ability to raise capital and/or to make acquisitions.

We May Not Be Able to Effectively Protect Our Intellectual Property Rights Which Could Harm Our Business by Making it Easier for Our Competitors to Duplicate Our Services

We regard certain aspects of our products, processes, services, and technology as proprietary. We have taken steps to protect them with patents, copyrights, trademarks, restrictions on disclosure, and other methods. Despite these precautions, we cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could seriously harm our business.

We have filed patent applications with respect to our ZigBee wireless technology and for certain aspects of our chips, but these may not be issued to us, and if issued, may not protect our intellectual property from competition which could seek to design around or invalidate these patents. Our failure to adequately protect our proprietary rights in our products, services and technology could harm our business by making it easier for our competitors to duplicate our services.

We own several Internet domain names including, among others, www.mobileprocorp.com, www.nationwide.net www.closecall.com, www.wazmetro.com, www.tommywireless.com, www.neoreach.com and www.neoreachwireless.com. The regulation of domain names in the United States and in foreign countries may change. Regulatory bodies could establish additional top-level domains or modify the requirements for holding domain names, any or all of which may dilute the strength of our names. We may not acquire or maintain our domain names or additional common names in all of the countries in which our marketplace may be accessed, or for any or all of the top-level domains that may be introduced. The relationship between regulations governing domain names and laws protecting proprietary rights is unclear. Therefore, we may not be able to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results such that it could cause us to reduce or cease operations.

If We Are Unable to Successfully Acquire the Necessary Equipment, the Deployment and Management of Our Wireless Networks Could Be Delayed

The successful deployment and management of a broadband wireless network, like the Tempe network, depends on our ability to obtain the necessary technical equipment and to acquire such equipment when needed at prices and on terms acceptable to us. Required equipment includes antennas, transmitters and network routers. For the Tempe network, we have been able to successfully obtain such equipment. We currently expect that capital expenditures for the Tempe network will exceed $2,900,000; to date, we have incurred such costs of over $2,700,000. However, there can be no assurance that our purchasing efforts will continue to be successful. If we are unable to acquire the remainder of the equipment necessary for the successful completion of the Tempe wireless network when needed, or are unable to purchase equipment for future networks, all at prices and on terms acceptable to us, the deployment, ownership and management of broadband wireless networks could be delayed.

If We Fail to Negotiate Definitive Agreements, the Deployment of Municipal Wireless Networks in Cities That Have Selected Us to Do So Will Not Occur

Selection of our Company for the deployment, ownership and operation of a city-wide wireless networks may result after a formal bid and proposal process or it may result from a directed award. We have been selected by ten municipalities in total, and we are working on nine of those projects. However, negotiation of a definitive contract covering the engagement typically follows the announcement of the selection. There can be no assurance that we will complete a deployment until a definitive contract is in place. For example, earlier last year, we announced our selection by the city of Sacramento, California. However, more recently, we announced our decision to terminate the pursuit of this project during contract negotiation as we determined that certain new requirements were inconsistent with our current business model and original award. Of the eight remaining projects, we have not yet completed contract negotiation with the cities of Akron and Cuyahoga Falls, Ohio, and Brookline, Massachusetts. There can be no assurance that we will reach a definitive agreement for the deployment, ownership and operation of wireless networks in these cities.

We May Not Be Able to Keep Up with Rapid Technological Changes Which Could Render Our Services Obsolete

Our industry is characterized by rapid technological change, changes in customer requirements and preferences, frequent introduction of products and services embodying new technologies and the emergence of new industry standards and practices that could render our existing services obsolete. Our future success will depend on our ability to enhance and improve the responsiveness, functionality, accessibility and features of our services including providing broadband for existing dial-up ISP customers. We expect that our marketplace will require extensive technological upgrades and enhancements to accommodate many of the new products and services that we anticipate will be added to our marketplace. We cannot assure you that we will be able to expand and upgrade our services, or successfully introduce new services or features that we develop in the future. Failure to keep pace with technology gains or to satisfy the desire of customers to utilize such new technology could render our services obsolete resulting in future reductions in revenues.

Disruptions to the Growth and Maintenance of the Internet Infrastructure Could Harm Our Internet Services Business

Our future success will depend on the continued growth and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms, and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. To date, we have not experienced significant disruptions to our business as the result of such problems. However, these outages and delays, if they were to occur, could reduce the level of Internet usage as well as our ability to provide our solutions. If the growth, maintenance or growth of the Internet infrastructure is disrupted in any of these ways, our revenues, especially the revenues of our Internet services segment, could be adversely affected resulting in harm to our business.

The Unavailability of Telecommunication Lines Could Threaten Our Business

Our ability to deliver good quality services at competitive prices depends on our ability to obtain access to T-l, local access and dial-up lines pursuant to pricing and other terms that are acceptable to us. Access to these lines necessary for providing services to a significant portion of our subscribers is obtained from incumbent local exchange carriers like Verizon, SBC, and Bell South. In 2005, we have been successful in reaching certain important agreements with each of these carriers providing us with opportunities to expand services and the geographic coverage of such services and predictable prices, avoiding any interruption in service to our customers. In the event that any of the carriers would be unable or unwilling to provide service to us, even if legally required to do so, our ability to service existing customers or add new customers could be adversely impaired in a material manner. For instance, Qwest has delayed moving certain lines to AFN for an AFN customer which has cost AFN the opportunity to expand its revenue and profit more quickly.

The Federal and State Regulations under Which Our Payphone Business Operates Could Change, Resulting in Harm to This Business

The enactment of the Telecommunications Act of 1996 significantly altered the regulatory landscape in which payphone companies operate. Although the Telecommunications Act of 1996, as implemented by the FCC, addressed certain historical inequities in the payphone marketplace, uncertainties relating to the impact and timing of the implementation of this framework still exist.

The uncertainty with the greatest potential financial impact relates to revenue from and collectibility of access code calls and toll-free dialed calls, or dial around compensation. Dial around compensation accounts for a material percentage of our revenues.

Historically, many parties legally obligated by the FCC to pay dial around compensation have nevertheless failed to do so. We believe that such failures exist today. While we believe that we would have the right to sue in order to collect amounts owed, such efforts may consume management time and attention and our cash, and may entail costly and time consuming litigation, including appeals to the U.S. Supreme Court. Furthermore, there can be no assurance that such efforts would result in the collection of any additional amounts. Consequently, such illegal nonpayment activities may adversely affect our cash flows, receivable collectibility, and future business profitability. In addition, the December 2004 decision by the Federal Communications Commission to abolish “UNE-P” rules and rates has increased local line rates for us. The March 2004 United States Court of Appeals, D.C. Circuit decision to vacate the Federal Communications Commission Unbundled Network Element rules will have an unknown effect on local access pricing for pay telephone providers; however, it is likely that the impact will cause price increases to pay telephone providers.

Our Payphone Division’s Revenue Is Subject to Seasonal Variations

Davel’s revenue from pay telephone operations is affected by seasonal variations. Since many of its pay telephones are installed outdoors, weather patterns have differing effects on our revenue depending upon the region of the country where the pay telephones are located. For example, the pay telephones installed and operated throughout the Midwestern and eastern United States produce their highest call volumes during the second and third calendar quarters, when the climate tends to be more favorable. Currently, approximately 25% of our 34,841 payphones are located in these regions of the country. Unusually severe weather in these regions could exacerbate the seasonal variations in revenues resulting in adverse effects on our business. In addition, changes in the geographic distribution of Davel’s pay telephones in the future may result in differing seasonal variations in our operating results.

Our Common Stock Is Deemed to Be “Penny Stock,” Which May Make It More Difficult for Investors to Resell Their Shares Due to Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. A penny stock has the following characteristics:

•	It is traded at a price of less than $5.00 per share;

•	It is not traded on a “recognized” national exchange;

•	Its price is not quoted on the NASDAQ automated quotation system (NASDAQ-listed stock must still have a price of not less than $5.00 per share); or

•
Its issuer has net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or has average annual revenues of less than $6.0 million for the last three years.

Trading of our stock may be restricted by the SEC’s penny stock regulations that may limit a stockholder’s ability to buy and sell our stock.

The penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. The penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effects of reducing the number of potential investors and the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

In addition, the National Association of Securities Dealers, or NASD, has adopted sales practice requirements that may also limit a stockholder’s ability to buy and sell our stock. Before recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit investors’ ability to buy and sell our stock and have an adverse effect on the market for our shares.

Federal Regulators May Take Positions with Which We Disagree or Which We Believe are Contrary to Existing Law and Regulation, Which May Impose Substantial Litigation Costs on Our Business, Impede Our Access to Capital and/or Force Us to Seek a Merger Partner

As a publicly traded telecommunications company, we are subject to the regulatory scrutiny of both the FCC and SEC. Both agencies are administrative government agencies with statutory authority to implement and enforce laws passed by the U.S. Congress. Both the FCC and SEC have the ability to use discretion in certain cases both in interpreting what the laws passed by Congress mean and when to enforce such laws. The FCC and/or SEC may even take positions with which we disagree or which we believe are unfounded in statute, regulation, or prior agency guidance and which are adverse to Mobilepro. In order to contest such behavior, Mobilepro may be forced to resort to litigation. In the context of the SEC, Mobilepro’s ability to have its registration statements “go effective” may be impeded if in its comments to Mobilepro’s registration statement the SEC were to take a position with which we disagree based on prior law, regulation or prior SEC interpretative guidance. Such behavior would materially impair Mobilepro’s access to the capital markets, potentially force Mobilepro to incur substantial litigation related costs and may force Mobilepro to seek a merger with another company

RISKS RELATED TO THIS OFFERING

If Cornell Capital and the Other Selling Stockholders Sell Part or All of Their Shares of Common Stock in the Market, Such Sales May Cause Our Stock Price to Decline

After this registration statement is declared effective by the Securities and Exchange Commission, Cornell Capital and the other selling stockholders may sell in the public market up to all of the shares of common stock being registered in this offering, subject to the provisions of “lock-up” agreements executed by Mr. Wright which prohibits the sale or disposition of more than one million (1,000,000) shares of the Company’s common stock during any calendar quarter during his employment period. Additionally, as a result of Mr. Wright’s buying program under Rule 10b5-1, he is unlikely to sell any shares within six months of any purchase because of the disgorgement provisions of Section 16 under the Securities Exchange Act. Mr. Wright’s program is scheduled to expire in January 2007.

That means that up to 404,474,901 shares of common stock, the number of shares being registered in this offering, may be sold. The number of shares being registered in this offering represents approximately 45.4% of the total number of shares of common stock outstanding upon their issuance. Such sales may cause our stock price to decline.

If Cornell Capital and the Other Selling Stockholders Sell a Material Amount of Common Stock, the Significant Downward Pressure on the Price of Our Stock Caused by Those Sales Could Encourage Short Sales by Third Parties, Which Could Contribute to the Further Decline of Our Stock Price

The significant downward pressure on our stock price caused by the sale of stock registered in this offering could encourage short sales by third parties. Such short sales could place further downward pressure on our stock price.

A Large Percentage of the Shares Held by Our Senior Management and Directors Are Fully Vested. These Employees and Directors May Not Have Sufficient Financial Incentive to Stay with Us

This offering registers a large percentage of the shares held by our executive officers and directors. While we are not aware of any plans of any officer or director to leave Mobilepro, it is not uncommon for similarly situated officers and directors to leave a company after they are able to sell a sufficient number of shares to meet their individual financial goals, which time frame may be accelerated if the shares appreciate in value. Our officers and directors may be similarly disposed.

If Our Current or Previous Capital Raising Transactions with Cornell Capital Were Held To Be In Violation of the Securities Act of 1933, We Could Experience Significant Negative Consequences

During its review of Amendment No. 1, filed on November 30, 2005, to our Registration Statement on Form SB-2, originally filed on September 30, 2005 and withdrawn by us on September 22, 2006, and in its comment letter dated November 8, 2006 to this registration statement, the SEC issued a comment stating that the repayment of convertible promissory notes to Cornell Capital using proceeds from advances under the SEDA may constitute a violation of Section 5 of the Securities Act of 1933 by allowing Cornell Capital to effectively control when the exercise of “puts” of our shares under the SEDA occurred. Mobilepro entered into a convertible debenture in 2002 with Cornell Capital as a bridge financing in connection with a $10 million equity credit line and filed registration statements to register the shares underlying the convertible debenture and SEDA in early 2003. We do not now have a SEDA in place with Cornell Capital since the most recent one expired in May 2006 and has not been renewed. Other than the convertible debenture with Cornell Capital in 2002 we have not entered into any prefunding of subsequent SEDAs by issuance of convertible debentures to Cornell Capital.

We requested guidance from the SEC regarding these transactions and how the transactions we had completed implicated Section 5. The guidance we received was a reference to Section VIII of the Commission’s Current Issues and Rulemaking Projects Quarterly Update dated March 31, 2001 (the “Quarterly Update”). We analyzed each requirement for an equity line to comply with the Securities Act of 1933 set forth in the Quarterly Update. We believe that we fully complied with the SEC’s guidance and that the guidance does not explicitly or implicitly prohibit or in any way limit the use of proceeds under the SEDA to repay non-convertible debt obligations to Cornell Capital or any other party or limit any other use of proceeds. We are not aware of any other law, regulation or interpretive guidance on this subject and have not been advised of the existence of any by the SEC. Once we became aware of the position of the staff of the SEC on this issue, however, we nevertheless immediately changed our repayment of notes issued to Cornell Capital to ensure that such repayments of debt were made only from cash generated by our operations or provided from other sources. Furthermore, all such non-convertible notes payable to Cornell Capital were repaid during the quarter ended June 30, 2006, and no such notes were payable to Cornell Capital at June 30, 2006 or September 30, 2006.

Accordingly, we do not believe that these transactions constitute a violation of the Securities Act.

However, if a section 5 violation was found by a court or other legal body to have occurred that was not precluded by the statute of limitations under section 13 of the Securities Act purchasers of shares registered under the SEDA could have a right of rescission under the Securities Act or a claim for other damages. Such a finding could potentially have a material adverse effect on our company and our stock price. Also, the SEC could commence an enforcement action against us, and if these transactions were held by a court to be in violation of the Securities Act, we could experience a material adverse effect and the market price of our common stock could decline, which could force us to sell or merge the company because our ability to raise additional financing would be significantly compromised.

We do not believe we have violated the Securities Act, and we would contest vigorously any claim that a violation of the Securities Act occurred.

UNDERWRITER

Cornell Capital may from time to time offer and sell any or all of their 214,529,291 shares issuable upon the exercise of certain warrants and conversion of certain convertible debentures held by Cornell Capital, although we have agreed with Cornell Capital that we will not issue any shares of common stock to Cornell Capital if that issuance would result in Cornell Capital becoming a beneficial owner of greater than 4.99% of our total outstanding shares. As of the date of this prospectus, that would mean that at no time would Cornell Capital beneficially own more than 30,947,460 shares of common stock. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

We do not have any underwriting agreement with Cornell Capital regarding their offer and sale of their shares. Cornell Capital holds debentures that are convertible into a minimum of 68,308,027 shares of our common stock and warrants to purchase up to a minimum of 32,083,334 shares of our common stock, and assuming the completion of the remaining tranches of our $7.0 million financing agreement, we will be issuing additional debentures that will be convertible into a minimum of 27,011,494 shares of our common stock and additional warrants to purchase up to a minimum of 6,666,666 shares of our common stock. In addition, we have agreed to register additional shares that may become issuable upon conversion of the debenture or exercise of the warrants as a result of a decrease in the conversion price or exercise price caused by a decrease in the market price of our common stock. Although we have prepared this prospectus as though Cornell Capital were offering these shares for our account, it is these shares of common stock that are being offered and sold by Cornell Capital. We will not receive any proceeds from the sale of shares offered by Cornell Capital or the other selling stockholders. However, we will receive the proceeds from the exercise of the warrants, and we will not have to repay convertible debentures to the extent they are converted into shares of common stock. Cornell Capital has advised us that it does not believe it is an underwriter.

SELLING STOCKHOLDERS

The following table presents information with respect to Cornell Capital and the other selling stockholders and the shares of our common stock that they may offer with this prospectus. To our knowledge, except as described below, the selling stockholders have not, or within the past three years have not had, any position, office or other material relationship with us or any of our affiliates. The share information provided in the table below is based on information provided to us by the selling stockholders on or about September 30, 2006.

We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of this date. Beneficial ownership generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within 60 days of September 30, 2006 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The selling stockholders may from time to time offer and sell any or all of their shares as listed below. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling stockholders may beneficially own after this offering. However, for presentation of the data in the table below, we have estimated the number of shares of our common stock beneficially owned after the completion of the offering based on the assumptions that the selling stockholders exercise the outstanding stock options and warrants described below, convert the outstanding debentures described below and sell all of the shares being offered. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section. The following table presents information regarding Cornell Capital and the other selling stockholders.

Selling Stockholder	Non-Contingent Shares Beneficially Owned Before Offering	Contingent Shares Beneficially Owned Before Offering	Total Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Contingent Shares Not Considered Beneficially Owned		Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering (1)

The Bethell Family Trust	10,000,000	-	10,000,000		1.70%	-		10,000,000	(2)	0.00%

Tom Millitzer	7,026	-	7,026		0.00%	-		7,026		0.00%
Paul Halvorsen	14,638	-	14,638		0.00%	-		14,638		0.00%
Estate of Roger L. Beck, Jr.	587,471	-	587,471		0.10%	-		587,471		0.00%
Jared B. Reimer	153,156	-	153,156		0.03%	-		153,156		0.00%
Dr. Ronald Reimer	72,456	-	72,456		0.01%	-		72,456		0.00%
Pankaj Sharma	72,456	-	72,456		0.01%	-		72,456		0.00%
Kim DeWitt	42,215	-	42,215		0.01%	-		42,215		0.00%
Robert Doggett	351,133	-	351,133		0.06%	-		351,133		0.00%
Dr. Bhagwab Swaroop Misra	7,319	-	7,319		0.00%	-		7,319		0.00%
Subtotals	1,307,870	-	1,307,870		0.22%	-		1,307,870	(4)	0.00%

Cornell Capital Partners, L.P.	-	30,947,460	30,947,460	(5)	4.99%	69,443,901	(5)	214,529,291	(5)	0.00%
-
Airlie Master Opportunity Fund, Ltd.	-	1,866,666	1,866,666		0.32%	-		1,866,666		0.00%
Richard Berritt	-	1,866,667	1,866,667		0.32%	-		1,866,667		0.00%
Jonathan Heine	-	1,866,667	1,866,667		0.32%	-		1,866,667		0.00%
Subtotals	-	5,600,000	5,600,000		0.94%	-		5,600,000	(6)	0.00%

ABLECO Finance, LLC	-	456,250	456,250		0.08%	-		456,250	(7)	0.00%
ARK-CLO 2000-1	-	447,303	447,303		0.08%	-		447,303	(8)	0.00%
Avenue Special Situations Fund II, LP	-	118,386	118,386		0.02%	-		118,386	(9)	0.00%
BNP Paribas	-	208,727	208,727		0.04%	-		208,727	(10)	0.00%
Cerberus Partners, L.P.	-	1,884,475	1,884,475		0.32%	-		1,884,475	(11)	0.00%
Foothill Partners III, L.P.	-	684,375	684,375		0.12%	-		684,375	(12)	0.00%
Morgan Stanley Prime Income Trust	-	98,655	98,655		0.02%	-		98,655	(13)	0.00%
PNC Bank N.A.	-	208,727	208,727		0.04%	-		208,727	(14)	0.00%
US Bank, N.A.	-	208,727	208,727		0.04%	-		208,727	(15)	0.00%
Wells Fargo Foothill, Inc.	-	684,375	684,375		0.12%	-		684,375	(16)	0.00%
Subtotals	-	5,000,000	5,000,000		0.84%	-		5,000,000	(17)	0.00%

Peter Aquino	-	300	300		0.00%	-		300		0.00%
Alexander Enterprise Holdings	-	101,455	101,455		0.02%	-		101,455		0.00%
Daniel P. Behuniak	-	20,291	20,291		0.00%	-		20,291		0.00%
Yakob Ben-Shlomo	-	4,870	4,870		0.00%	-		4,870		0.00%
Brent & Patrice Clapacs Family Trust	49,587	4,339	53,926		0.01%	-		4,339		0.01%
Tiffany Brown	6,224	545	6,769		0.00%	-		545		0.00%
Adrian Catalano	55,655	4,870	60,525		0.01%	-		4,870		0.01%
Diane Clarence	12,388	1,084	13,472		0.00%	-		1,084		0.00%
George F. Conniff	46,379	4,058	50,437		0.01%	-		4,058		0.01%
William Cortez	47,307	4,139	51,446		0.01%	-		4,139		0.01%
William P. Dioguardi	127,542	55,800	183,342		0.03%	-		55,800		0.02%
Drax Holdings LP	-	101,455	101,455		0.02%	-		101,455		0.00%
Chris Drazdys	-	9,188	9,188		0.00%	-		9,188		0.00%
Val Drazdys	37,850	3,312	41,162		0.01%	-		3,312		0.01%

Natasha Ervin	2,619	229	2,848	0.00%	-	229		0.00%
Donald F. Farley	69,569	6,087	75,656	0.01%	-	6,087		0.01%
Mohinder Goswami	231,897	20,291	252,188	0.04%	-	20,291		0.04%
Mary Guerra	111,310	9,740	121,050	0.02%	-	9,740		0.02%
Peter Habib	48,698	4,261	52,959	0.01%	-	4,261		0.01%
Raja B. Hannush	27,828	2,435	30,263	0.01%	-	2,435		0.00%
Health Care Professionals, Inc.	1,391,378	121,746	1,513,124	0.26%		121,746		0.24%
David Hoachman	104,353	9,131	113,484	0.02%	-	9,131		0.02%
Jimayne Howser	6,840	599	7,439	0.00%	-	599		0.00%
Lawrence R. Hyman	27,828	2,435	30,263	0.01%	-	2,435		0.00%
Lawrence R. and Lois Hyman as TBE	278,276	24,349	302,625	0.05%	-	24,349		0.05%
Ammar Kawash	139,090	12,170	151,260	0.03%	-	12,170		0.02%
Timothy Keating	-	8,899	8,899	0.00%	-	8,899		0.00%
Allen H. Kupetz	23,189	2,029	25,218	0.00%	-	2,029		0.00%
Frank Frost Lane	62,612	5,479	68,091	0.01%	-	5,479		0.01%
JoAnn Lanning	6,821	597	7,418	0.00%	-	597		0.00%
Paul Latchford	-	17,936	17,936	0.00%	-	17,936		0.00%
Jerry and Michelle Levine as TBE	139,138	12,175	151,313	0.03%	-	12,175		0.02%
Grover A. Lewis	13,914	1,217	15,131	0.00%	-	1,217		0.00%
Brian Leyda	12,857	1,125	13,982	0.00%	-	1,125		0.00%
Ezra P. Mager	2,353,253	205,910	2,559,163	0.43%	-	205,910		0.40%
Thomas Mazerski	1,882,615	164,729	2,047,344	0.35%	-	164,729	(18)	0.32%
Robert William McCausland	463,794	40,582	504,376	0.09%	-	40,582		0.08%
Hugh McConnell	88,907	7,779	96,686	0.02%	-	7,779		0.02%
Paul B. McHugh	35,479	3,104	38,583	0.01%	-	3,104		0.01%
Randy Moore	122,203	8,505	130,708	0.02%	-	8,505		0.02%
Mark Norris	-	12,175	12,175	0.00%	-	12,175	(34)	0.00%
Richard O’Connell	1,168,055	102,205	1,270,260	0.22%	-	102,205		0.20%
Jennifer Orem	857	75	932	0.00%	-	75		0.00%
John C. Payne	858,017	75,076	933,093	0.16%	-	75,076		0.15%
Jamie Pollock	3,185	279	3,464	0.00%	-	279		0.00%
Richard Ramlall	-	26,114	26,114	0.00%	-	26,114		0.00%
Cynthia A. Ryan	-	15,218	15,218	0.00%	-	15,218		0.00%
Frederick Sass	23,189	2,029	25,218	0.00%	-	2,029		0.00%
Joseph P. Schmelzeis	28,987	2,536	31,523	0.01%	-	2,536		0.00%
Fredrik C. Schreuder	231,895	20,291	252,186	0.04%	-	20,291		0.04%
Stephen Schwartz	57,975	5,073	63,048	0.01%	-	5,073		0.01%
Shah, Vipul	57,973	5,073	63,046	0.01%	-	5,073		0.01%
Spencer Segura	417,413	36,524	453,937	0.08%	-	36,524		0.07%
Spencer Trask Illumination Fund	584,379	51,133	635,512	0.11%	-	51,133	(36)	0.10%
Spencer Trask Media & Communication Group, LLC	6,956,890	608,728	7,565,618	1.28%	-	608,728	(36)	1.18%
Melissa Stoneberg	3,402	298	3,700	0.00%	-	298		0.00%
Stacey Swoboda	3,428	300	3,728	0.00%	-	300		0.00%
Paul Taylor	125,948	10,145	136,093	0.02%	-	10,145		0.02%
Luca Toscani	-	2,914	2,914	0.00%	-	2,914		0.00%
Michele Toscani	11,827	1,035	12,862	0.00%	-	1,035		0.00%
Greg Van Allen	35,357	1,125	36,482	0.01%	-	1,125		0.01%
John Vandewalle	27,828	2,435	30,263	0.01%	-	2,435		0.00%
Viventures 2 Entrepeneurs Fund LP	40,002	3,500	43,502	0.01%	-	3,500	(37)	0.01%
Viventures 2 FCPR	14,054,707	1,229,782	15,284,489	2.59%	-	1,229,782	(37)	2.38%
Nancy Walcutt	3,622	317	3,939	0.00%	-	317		0.00%
Subtotals	32,722,336	3,223,625	35,945,961	6.07%	-	3,223,625	(19)	5.52%

Martin Levetin	-	600,000	600,000	0.10%	-	(3)	600,000	(20)	0.00%

Geoffrey B. Amend	-	3,405,797	3,405,797	0.57%	594,203		4,000,000	(21)	0.00%
Doug Bethell	-	333,333	333,333	0.06%	666,667		1,000,000	(40)	0.00%
Lisa Bickford	-	116,667	116,667	0.02%	233,333		350,000	(41)	0.00%
Larry Bouts	-	925,000	925,000	0.16%	125,000		1,050,000	(22)	0.00%
Dr. Bruce Bowman	10,000	375,000	385,000	0.07%	125,000		500,000	(22)	0.00%
Hank Deily	-	416,667	416,667	0.07%	833,333		1,250,000	(23)	0.00%
John Dumbleton	831,615	-	831,615	0.14%	-		831,615	(24)	0.00%
Kurt Gordon	6,071,524	1,500,000	7,571,524	1.28%	-		1,500,000	(25)	1.03%
Don Gunther	39,500	925,000	964,500	0.16%	125,000		1,050,000	(22)	0.01%
Hawk Associates, Inc.	-	200,000	200,000	0.03%	-		200,000	(26)	0.00%
John von Harz	-	933,333	933,333	0.16%	266,667		1,200,000	(27)	0.00%
Kevin Kuykendall	38,950	3,500,000	3,538,950	0.60%	-		3,500,000	(28)	0.01%
Michael Kleeman	-	250,000	250,000	0.04%	-		250,000	(22)	0.00%
Paul Latchford	-	125,000	125,000	0.02%	125,000		250,000	(22)	0.00%
Chris MacFarland	-	1,277,273	1,277,273	0.22%	22,727		1,300,000	(29)	0.00%
James Magruder	-	2,333,333	2,333,333	0.39%	666,667		3,000,000	(42)	0.00%
Tammy Martin	-	1,666,667	1,666,667	0.28%	333,333		2,000,000	(30)	0.00%
Tom Mazerski	-	2,000,000	2,000,000	0.34%	-		2,000,000	(35)	0.00%
Michael O’Neil	111,500	1,277,273	1,388,773	0.24%	22,727		1,300,000	(38)	0.02%
Ocean Avenue Advisors	-	2,000,000	2,000,000	0.34%	-		2,000,000	(31)	0.00%
Philip Otto	-	375,000	375,000	0.06%	125,000		500,000	(22)	0.00%
Ryan Beck & Co.	500,000	-	500,000	0.08%	-		500,000	(44)	0.00%
Bruce Sanguinetti	-	4,000,000	4,000,000	0.67%	-		4,000,000	(32)	0.00%
Paul Silverman	-	1,125,000	1,125,000	0.19%	125,000		1,250,000	(22)	0.00%
Don Sledge	-	977,273	977,273	0.17%	22,727		1,000,000	(39)	0.00%
Jerry Sullivan	-	3,486,842	3,486,842	0.59%	6,513,158		10,000,000	(43)	0.00%
Fred Tarter	-	1,000,000	1,000,000	0.17%	-		1,000,000	(22)	0.00%
Byron Wagner	-	125,000	125,000	0.02%	125,000		250,000	(22)	0.00%
Ray Cagle	-	548,611	548,611	0.09%	1,451,389		2,000,000	(49)	0.00%
Daniel Lozinsky	18,143,122	5,000,000	23,143,122	3.89%	-		5,000,000	(50)	3.05%
Jay O. Wright	389,000	18,061,288	18,450,288	3.04%	2,121,212		20,182,500	(33)	0.06%
Subtotals	26,135,211	58,259,357	84,394,568	13.03%	14,623,143	(3)	74,214,115		3.75%

Kevin Kimberlin Partners, LP	17,272	-	17,272	0.00%	-		17,272		0.00%
Spencer Trask Media & Comm Group, LLC	6,150,700	-	6,150,700	1.04%	-		6,150,700		0.00%
Spencer Trask Illumination Fund, LLC	244,705	-	244,705	0.04%	-		244,705		0.00%
Southern Farm Bureau Life Insurance Co.	34,806,125	-	34,806,125	5.91%	-		34,806,125		0.00%
McCarty Wireless, LLC	9,216,626	-	9,216,626	1.56%	-		9,216,626		0.00%
Tony Tam	11,081	-	11,081	0.00%	-		11,081		0.00%
Pacific Infinity Company, Inc.	496,169	-	496,169	0.08%	-		496,169		0.00%
Terry Kwong	2,999,093	-	2,999,093	0.51%	-		2,999,093		0.00%
Wilson Wong	578,471	-	578,471	0.10%	-		578,471		0.00%
Chida Tse	227,368	-	227,368	0.04%	-		227,368		0.00%
Ray Tong	129,366	-	129,366	0.02%	-		129,366		0.00%
Philip Matos	784,107	-	784,107	0.13%	-		784,107		0.00%
Jack Wong	4,508,852	-	4,508,852	0.77%	-		4,508,852		0.00%
Robert Kane	97,644	-	97,644	0.02%	-		97,644		0.00%
Julie Baigent SEP IRA	28,991	-	28,991	0.00%	-		28,991		0.00%
Jenifer and John E. Smyth	5,754	-	5,754	0.00%	-		5,754		0.00%

Elizabeth H. Kinney	5,754	-	5,754	0.00%	-	5,754		0.00%
Lane Cockrell	3,019	-	3,019	0.00%	-	3,019		0.00%
Christopher P. Truhan	2,877	-	2,877	0.00%	-	2,877		0.00%
Andria Langenberg	2,820	-	2,820	0.00%	-	2,820		0.00%
Jerry M. Sullivan, Jr.	10,001,856	-	10,001,856	1.70%	-	10,001,856	(43)	0.00%
John Greathouse	240,079	-	240,079	0.04%	-	240,079		0.00%
Jonathan B. Steadman	5,434,899	-	5,434,899	0.92%	-	5,434,899	(46)	0.00%
Randy James Eure	3,564,597	-	3,564,597	0.61%	-	3,564,597		0.00%
John Yerger	1,502,309	-	1,502,309	0.25%	-	1,502,309	(48)	0.00%
Ken Harris	83,422	-	83,422	0.01%	-	83,422		0.00%
David McIntosh	614,909	-	614,909	0.10%	-	614,909	(48)	0.00%
Gregory Wolff	538,409	-	538,409	0.09%	-	538,409	(48)	0.00%
Jerry O'Rear	339,067	-	339,067	0.06%	-	339,067	(48)	0.00%
Sandra Miller	593,690	-	593,690	0.10%	-	593,690	(48)	0.00%
Scott Tenney	3,733	-	3,733	0.00%	-	3,733		0.00%
Jim Cade	736	-	736	0.00%	-	736		0.00%
Scott Goodno	1,470	-	1,470	0.00%	-	1,470		0.00%
Dan Berry	589	-	589	0.00%	-	589		0.00%
Jennifer Relfe	8,821	-	8,821	0.00%	-	8,821		0.00%
Lisa Vicory	2,353	-	2,353	0.00%	-	2,353		0.00%
Ricky G. Luke	3,059,836	-	3,059,836	0.52%	-	3,059,836	(47)	0.00%
Alan Crancer	1,422,748	-	1,422,748	0.24%	-	1,422,748	(48)	0.00%
Troy Browning	603,226	-	603,226	0.10%	-	603,226	(48)	0.00%
Paul Latchford	280,009	-	280,009	0.05%	-	280,009		0.00%
Johnny McCarty	280,009	-	280,009	0.05%	-	280,009		0.00%
Bobby Lloyd	542,026	-	542,026	0.09%	-	542,026	(48)	0.00%
Ashley Barlow	75,937	-	75,937	0.01%	-	75,937	(48)	0.00%
Penny Melvin	258,976	-	258,976	0.04%	-	258,976	(48)	0.00%
Rebekah Schomisch	229,500	-	229,500	0.04%	-	229,500	(48)	0.00%
Subtotals	90,000,000	-	90,000,000	15.28%	-	90,000,000	(45)	0.00%

Grand Totals	160,165,417	103,630,442	263,795,859	38.08%	84,067,044	404,474,901		6.46%

Incremental Number of Shares						301,835,416

Total Shares Offered as a Percentage of Outstanding Shares (after offering)						45.39%

(1)
The percentage of outstanding shares is based on 589,189,570 shares of common stock outstanding on September 30, 2006, together with shares deemed beneficially owned by each such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within 60 days of September 30, 2006 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
The Bethell Family Trust received a total of 10,000,000 shares of our common stock, 6,000,000 shares on July 13, 2005 and 4,000,000 shares on August 24, 2005, in connection with our acquisition of American Fiber Network, Inc. Doug Bethell, the former CEO of AFN is currently an Executive Vice President of the Company subsequent to our acquisition. Mr. Bethell maintains investment and voting control of the Bethell Family Trust.

(3)
Represents shares of our common stock that will become exercisable pursuant to the terms of outstanding stock warrant and stock option agreements beyond 60 days from September 30, 2006. Consequently, these shares are not considered beneficially owned by the holder of the stock warrant or option on September 30, 2006.

(4)
These former owners of The River Internet Access Co., acquired by us in September 2004, hold 1,307,870 shares of our common stock that were issued on October 6, 2005 upon the conversion of debentures received by them in connection with the acquisition. The debentures had a maturity date of September 16, 2006, bore interest at the annual rate of 3.00%, and were convertible into shares of our common stock at any time during their terms at $0.20 per share. The debenture principal amounts were subject to downward adjustments pending the results of an acquisition audit or the occurrence of any damages as defined in the merger agreement.

(5)
Cornell Capital holds a secured debenture in the amount of $15,149,650 that is convertible into 55,089,635 shares of our common stock at a per share price of $0.275 and a warrant to purchase 15,000,000 shares of our common stock at a per share price of $0.20, as amended, both dated June 30, 2006. This warrant expires one year after the shares of our common stock subject to the warrant are registered for resale by the SEC. Cornell Capital also holds a 5-year warrant to purchase 13,750,000 shares of our common stock at a per share price of $0.20 dated May 13, 2005, as amended. The Company and Cornell Capital have also agreed to the issuance of $7.0 million in debentures, convertible into 40,229,885 shares of our common stock at a maximum per share price of $0.174, and an additional warrant to purchase 10,000,000 shares of our common stock at a per share price of $0.174 per share, both dated August 28, 2006. Under the terms of the agreement, we are required to register 120,689,655 shares (300% of 40,229,885). As of September 30, 2006, one of the debentures was issued, convertible into 13,218,390 shares of our common stock, as well as a warrant to purchase 3,333,334 shares of our common stock.

For presentation purposes above, the shares of our common stock issuable upon the conversion or exercise of our securities that would result in ownership greater than 4.99% are not considered beneficially owned by Cornell Capital at September 30, 2006. Pursuant to the terms of the instruments, conversion or exercise for a number of shares in excess of that number of shares which, upon giving effect to such conversion or exercise, would cause the aggregate number of shares beneficially owned by Cornell Capital to exceed 4.99% of our outstanding shares following such conversion, requires at least 65 days prior notice. No such notice has been received by us. Upon the receipt of such notice, conversion or exercise could occur pursuant to the terms of the instrument with Cornell Capital becoming the beneficial owner of the shares. See Note 7 to the Condensed Consolidated Financial Statements that are included in the Company's Form 10-Q for the quarterly period ended June 30, 2006 for additional information about the convertible debenture and the stock warrants. Mr. Mark Angelo maintains investment and voting control of the shares.

(6)
Represents warrants to purchase shares of our common stock that were issued on November 15, 2004 to Airlie Master Opportunity Fund, Ltd., the source of the Davel bridge financing, and the brokers involved with the arrangement of this loan. Dort and Seth Cameron maintain investment and voting control of the Airlie Fund. These warrants are exercisable at a per share price of $0.20, and they expire on November 14, 2011.

(7)	Steven Feinberg maintains investment and voting control of Ableco Finance, LLC.

(8)	Lynn Tilton maintains investment and voting control of ARK-CLO 2000-1, Limited.

(9)	Matthew Kimble maintains investment and voting control of Avenue Special Situations Fund, II, LP.

(10)	Everett Schenk maintains investment and voting control of BNP Paribus.

(11)	Steven Feinberg maintains investment and voting control of Cerberus Partners, L.P.

(12)	Dennis Archer maintains investment and voting control of Foothill Partners III.

(13)	Sheila Finnerty maintains investment and voting control of Morgan Stanley Prime Income Trust.

(14)	Frank Devine maintains investment and voting control of PNC Bank N.A.

(15)	James P. Cecil maintains investment and voting control of U.S. Bank, N.A.

(16)	Scott Diehl maintains investment and voting control of Wells Fargo Foothill, Inc.

(17)
Represents warrants to purchase shares of our common stock that were issued on November 15, 2004 to certain lenders in connection with our acquisition of 100% of the senior secured debt of Davel and an assignment by those lenders of their shares of Davel's common stock representing approximately 95% of Davel's issued and outstanding common stock. These warrants are exercisable at a per share price of $0.30 and expire on November 14, 2009.

(18)
Represents warrants to purchase shares of our common stock, 117,663 shares at $0.30 per share and 47,065 shares at $0.35 per share, that expire on October 15, 2009. Mr. Mazerski, a founder and the President and CEO of CloseCall prior to our acquisition, currently serves as Chief Executive Officer of Close Call.

(19)
Represents warrants to purchase shares of our common stock that were issued on October 15, 2004 to the former owners of CloseCall America in connection with its acquisition by us and that expire on October 15, 2009. Warrants to purchase approximately 2,302,590 shares are exercisable at $0.30 per share, and warrants to purchase approximately 921,035 shares are exercisable at $0.35 per share.

(20)
Martin Levetin, a former owner of Evergreen Open Broadband Corporation, received a warrant to purchase 600,000 shares of our common stock on April 21, 2005 in connection with our acquisition of Evergreen. Mr. Levetin's warrant is exercisable at a per share price of $0.16, and expires on April 21, 2010.

(21)
Represents warrants to purchase 2,000,000, 1,500,000 and 500,000 shares of our common stock that were awarded to Geoffrey Amend, who resigned as our Senior Vice President, General Counsel and Secretary in September 2006, on November 1, 2004, April 20, 2005, and February 7, 2006, respectively. 50% of the warrant for 2,000,000 shares vests ratably over 24 months from the award date, and 1,000,0000 shares vested upon our achieving $5 million in EBITDA over a consecutive 12 month period. The warrant for 1,500,000 shares vests over a 23-month period from the award date. The warrant for 500,000 shares vests over a 24-month period from April 1, 2006. These warrants are exercisable at per share prices of $0.20, $0.155 and $0.233, respectively, and expire on November 1, 2014, April 20, 2015, and February 7, 2016, respectively.

(22)
Represents warrants to purchase common stock issued to each member of our board of advisors as follows - Messrs. Silverman and Tarter were each issued a 10-year warrant to purchase 1,000,000 shares of our common stock on January 1, 2004 and July 20, 2004, respectively. These warrants are exercisable at $.02 and $0.20 per share, respectively and they were fully vested at March 31, 2006. Messrs. Bouts and Gunther were each issued a 10-year warrant to purchase 800,000 shares of our common stock on January 1, 2004 and June 28, 2004, respectively. These warrants are exercisable at $0.02 and $0.20 per share, respectively, and they were fully vested at March 31, 2006. Mr. Otto and Dr. Bowman were each issued a 10-year warrant to purchase 250,000 shares of our common stock, dated February 17, 2005, that vests ratably over 12 months from the date of award. These warrants are exercisable at a per share price of $0.155 and $0.193, respectively. Mr. Kleeman was issued a 10-year warrant to purchase 250,000 shares of our common stock on May 17, 2005 that vests ratably over 12 months from the date of award. This warrant is exercisable at a price of $0.33 per share. Messrs. Bouts, Bowman, Gunther, Latchford, Otto, Silverman and Dr. Bowman were each awarded a 10-year warrant to purchase 250,000 shares of our common stock on March 31, 2006 that vests in quarterly installments during fiscal year 2007, and that is exercisable at a per share price of $0.22. On April 1, 2006, Mr. Wagner was awarded a 10-year warrant to purchase 250,000 shares of our common stock that vests in equal quarterly installments during fiscal year 2007 and that is exercisable at a per share price of $0.20.

(23)
Represents 10-year warrants to purchase 750,000 shares and 500,000 share of our common stock awarded on June 20, 2005 and February 7, 2006, respectively, to Hank Deily, who currently serves as our Senior Vice President, Chief Accounting Officer. The warrant to purchase 750,000 shares vests in three equal installments on March 31, 2006, 2007 and 2008, and is exercisable at a per share price of $0.31. The warrant to purchase 500,000 shares vests over a 24-month period beginning April 1, 2006, and is exercisable at a per share price of $0.233.

(24)	Mr. Dumbleton was our Executive Vice President, Sales and Business Development, until his employment with us ended on January 15, 2006.

(25)
Represents a warrant to purchase 1,500,000 shares of our common stock awarded on April 1, 2005 to Kurt Gordon, who served as our Chief Financial Officer until March 31, 2006. This warrant vested over 12 months from the date of award, is exercisable at a per share price of $0.22 per share, and expires on April 1, 2015.

(26)
Represents a warrant to purchase 200,000 shares of our common stock issued on February 1, 2003 to Hawk Associates, Inc., a firm that currently provides investor and public relations services to us. This warrant was fully vested at December 31, 2005, is exercisable at a per share price of $0.15, and expires on February 1, 2010.

(27)
Includes a 10-year warrant to purchase 800,000 shares of our common stock awarded on January 1, 2004 to John von Harz, a former member of our board of advisors, who currently serves as a Vice President of our Kite Networks organization in the area of business development; this warrant was fully vested on December 31, 2005, and is exercisable at a per share price of $0.02. Also includes a 10-year option to purchase 400,000 shares of our common stock awarded on January 25, 2006 that is exercisable at a per share price of $0.26 and that vests in three equal installments on March 31, 2006, 2007 and 2008.

(28)
Represents warrants to purchase 3,500,000 shares of our common stock awarded on June 10, 2004 to Kevin Kuykendall who served as President of our voice business segment from June 2004 through December 2004. These warrants were fully vested on December 31, 2005, are exercisable at a per share price of $0.20, and expire on June 10, 2014.

(29)
Represents a 10-year warrant to purchase 800,000 shares of our common stock awarded on March 1, 2004 to Chris MacFarland, a member of our Board of Directors, that is fully vested; a 10-year warrant to purchase 250,000 shares of our common stock, awarded on June 16, 2005, that is fully vested; and a 10-year warrant to purchase 250,000 shares of our common stock that was awarded on February 7, 2006 and that vests ratably until December 7, 2006. These warrants are exercisable at per share prices of $0.10, $0.15 and $0.233, respectively.

(30)
Represents 10-year warrants to purchase 1,500,000 shares and 500,000 of our common stock awarded on April 20, 2005 and February 7, 2006, respectively, to Tammy Martin, serves as our Senior Vice President, Chief Administrative Officer, General Counsel and Treasurer. The warrant to purchase 1,500,000 shares is fully vested and the warrant to purchase 500,000 shares vests ratably over a 24-month period beginning April 1, 2006. The warrants are exercisable at a per share price of $0.155, and $0.233, respectively.

(31)
Represents shares issuable upon the exercise of a warrant to purchase our common stock that was granted in July 2004 in connection with the provision of investor relations services. This warrant was fully vested at December 31, 2005, is exercisable at a per share price of $0.18, and expires on July 1, 2014.

(32)
Represents 10-year warrants to purchase 3,000,000 and 1,000,000 shares of our common stock awarded on January 1, 2005 and January 23, 2006, respectively to Bruce Sanguinetti, the former President and Chief Executive of NeoReach Wireless. The warrant to purchase 3,000,000 shares is fully vested, and is exercisable at a per share price of $0.16. The warrant to purchase 1,000,000 shares is fully vested and is exercisable at a per share price of 0.19.

(33)
Represents a series of warrants to purchase shares of our common stock awarded to Jay O. Wright who currently serves as our Chief Executive Officer; Mr. Wright also serves as Chairman of our Board of Directors. A warrant to purchase 5,000,000 shares vests ratably over 33 months from April 1, 2005, is exercisable at a per share price of $0.22, and expires on April 1, 2015. 10-year warrants to purchase a total of 15,182,500 shares of our common stock, awarded in April 2004 and exercisable at a per share price of $0.018, are fully vested.

(34)
Represents warrants to purchase shares of our common stock, 8,696 shares at $0.30 per share and 3,478 shares at $0.35 per share, that expire on October 15, 2009. Mr. Norris currently serves as Chief Financial Officer of our voice business segment on a temporary basis. This warrant was fully vested on December 31, 2005.

(35)
Includes a warrant to purchase 1,500,000 shares of our common stock that was awarded to Mr. Mazerski on April 20, 2005. The warrant vests over an 18-month period in equal monthly installments from April 20, 2005, is exercisable at a per share price of $0.155 and expires on April 20, 2015. Also includes a 10-year option to purchase 500,000 shares of our common stock, awarded on October 18, 2004 and exercisable at a per share price of $0.225 per share, that is fully vested.

(36)	William Dioguardi, President of Spencer Trask Ventures, Inc. maintains investment and voting control of these shares.

(37)	Gabriel Montessus maintains investment and voting control of these shares.

(38)
Includes a 10-year warrant to purchase 800,000 shares of our common stock awarded on January 1, 2004 to Michael O'Neil, a member of our Board of Directors, that was fully vested on December 31, 2005, a 10-year warrant to purchase 250,000 shares of our common stock, awarded on June 16, 2005, that is fully vested, and a 10-year warrant to purchase 250,000 shares of our common stock that was awarded on February 7, 2006, and that vests ratably until December 7, 2006. These warrants are exercisable at per share prices of $0.02, $0.15, and $0.223, respectively.

(39)
Includes a 10-year warrant to purchase 500,000 shares of our common stock awarded on January 19, 2005 to Don Sledge, a member of our Board of Directors, that is fully vested, a 10-year warrant to purchase 250,000 shares of our common stock, awarded on June 16, 2005, that is fully vested, and a 10-year warrant to purchase 250,000 shares of our common stock that was awarded on February 7, 2006 and that vests ratably until December 7, 2006. These warrants are exercisable at per share prices of $0.185, $0.15, and $0.233, respectively.

(40)
Represents a warrant to purchase 1,000,000 shares of our common stock that was awarded on February 7, 2006, that vests ratably over a 24-month period that commenced on April 1, 2006, and that is exercisable at a price of $0.233 per share.

(41)
Represents a warrant to purchase 350,000 shares of our common stock awarded on February 7, 2006 to Lisa Bickford, our Vice President, Network Operations, and former president of InReach Internet, LLC, that vests ratably over a 24-month period commencing April 1, 2006, that expires on April 1, 2016, and that is exercisable at a per share price of $0.233.

(42)
Includes a 10-year option to purchase 2,000,000 shares of our common stock awarded on September 15, 2005 to James Magruder, formerly our Executive Vice President, Integration, that is fully vested and exercisable at a per share price of $0.27 per share. Also includes a 10-year warrant to purchase 1,000,000 shares of our common stock that vests ratably over a 24-month period commencing April 1, 2006, and that is exercisable at a per share price of $0.233.

(43)
Includes a 10-year warrant to purchase 10,000,000 shares of our common stock awarded on December 30, 2005 to Jerry Sullivan, our President and Chief Operating Officer, at an exercise price of $0.174 per share. Vesting related to 2,500,000 occurred on February 1, 2006; vesting related to 3,750,000 shares will occur ratably over a 38-month period that commenced on February 1, 2006; and vesting related to 3,750,000 shares will occur pursuant to goals mutually established by our Compensation Committee and Mr. Sullivan.

(44)	Ryan, Beck & Co. received these shares in connection with their providing investment banking services to us.

(45)	Represents shares received by the minority-interest owners of Kite Broadband LLC and the stockholders of Kite Networks, Inc. in connection with their acquisition by us on January 31, 2006.

(46)	Mr. Steadman was chief operating officer of our wireless networks business segment from February 1, 2006 through July 31, 2006.

(47)	Mr. Luke is employed by Kite Broadband LLC as its general counsel.

(48)	These individuals are employees of Kite Broadband LLC.

(49)
Includes a 10-year warrant to purchase 2,000,000 shares of our common stock awarded on December 30, 2005 to Ray Cagle, the Chief Operating Officer of our wireless network businesses, at an exercise price of $0.135 per share. Vesting related to 500,000 occurred on August 14, 2006; vesting related to 500,000 shares will occur ratably over a 36-month period that commenced on August 14, 2006; and vesting related to 1,000,000 shares will occur pursuant to goals mutually established with the Company.

(50)
Represents a 10-year warrant to purchase 5,000,000 shares of our common stock awarded on April 15, 2004 to Daniel Lozinsky, that is fully vested and exercisable at a per share exercise price of $0.018. Mr. Lozinsky, a former senior executive of the Company, resigned from our Board of Directors in May 2005.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Risk Factors” as well as in other places in this prospectus. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

EXPERTS

The financial statements for each of the fiscal years ended March 31, 2006 and 2005 included in this prospectus have been included in reliance on the report of Bagell, Josephs, Levine & Company, L.L.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Seyfarth Shaw LLP, Washington, D.C., will pass upon the validity of the shares of our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus information that we file with the Securities and Exchange Commission in other documents, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed:

•	Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, as amended;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as amended;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006;

•	Proxy Statement dated July 17, 2006;

•	Current Report on Form 8-K filed April 6, 2006;

•	Current Report on Form 8-K filed June 9, 2006;

•	Current Report on Form 8-K filed July 7, 2006;

•	Current Report on Form 8-K filed July 12, 2006;

•	Current Report on Form 8-K filed August 21, 2006;

•	Current Report on Form 8-K filed August 24, 2006;

•	Current Report on Form 8-K filed September 6, 2006;

•	Current Report on Form 8-K filed September 21, 2006;

•	Current Report on Form 8-K filed October 11, 2006;

•	Current Report on Form 8-K filed October 18, 2006;

•
The information contained in “Item 1. Description of Registrant’s Securities to be Registered” in our Registration Statement on Form 8-A (Commission File No. 000-51010), filed with the Securities and Exchange Commission, except with respect to the number of shares of stock, options and warrants which are outstanding. As of the date of this prospectus, we had outstanding 589,189,570 shares of common stock, $0.001 par value per share, and 35,425 shares of preferred stock, $0.001 par value per share. As of the date of this prospectus, we had outstanding options to purchase 10,201,000 shares of our common stock and outstanding warrants to purchase 116,765,834 shares of our common stock.

You may request a copy of these filings, at no cost, by writing or calling us at:

Mobilepro Corp.
6701 Democracy Boulevard
Suite 202
Bethesda, Maryland 20817
Telephone: (301) 315-9040
Attention: Chief Accounting Officer

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

AVAILABLE INFORMATION

For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room. The Securities and Exchange Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Mobilepro Corp. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

•  except the common stock offered by this prospectus;

•  in any jurisdiction in which the offer or solicitation is not authorized;

•  in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•  to any person to whom it is unlawful to make the offer or solicitation; or

•  to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

•  there have been no changes in the affairs of Mobilepro Corp. after the date of this prospectus; or

•  the information contained in this prospectus is correct after the date of this prospectus.
PROSPECTUS 404,474,901 Shares of Common Stock MOBILEPRO CORP. November___, 2006

Part II
Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown below are estimates except for the SEC registration fee.

SEC registration fee	$ 5,889
Legal fees and expenses	$5,000
Printing expenses	$5,000
Accounting fees	$1,500
Miscellaneous	$1,500
Total	$13,662

Item 15. Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that we will indemnify our current and former officers or directors, or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we were a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding, civil or criminal, in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding, civil or criminal, to be liable for any breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the General Corporation Law of Delaware or for any transaction from which such officer or director derived an improper benefit. The indemnification provided by our Certificate of Incorporation shall not be exclusive of any other rights to which those individuals indemnified may be entitled, under any by-law, agreement, vote of stockholders or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits

Exhibit No.	Description	Location
2.1	Agreement and Plan of Merger, dated as of March 21, 2002, by and among Mobilepro Corp., NeoReach Acquisition Corp. and NeoReach, Inc.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 5, 2002
2.2	Agreement and Plan of Merger, dated as of January 20, 2004, by and among Mobilepro Corp., DFWI Acquisition Corp., DFW Internet Services, Inc., Jack W. Beech, Jr. and Jack W. Beech, Sr.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on February 4, 2004
2.3	Agreement and Plan of Merger, dated as of March 1, 2004, by and among DFW Internet Services, Inc., DFW Internet Acquisition Corp., Internet Express, Inc., J. Glenn Hughes and Loretta Hughes	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on April 29, 2004
2.4
Agreement and Plan of Merger, dated as of April 21, 2004, by and among DFW Internet Services, Inc., DFWA Acquisition Corp., August.Net Services, LLC, Louis G. Fausak, Andrew K. Fullford, John M. Scott, Dennis W. Simpson, Andrew T. Fausak, and Gayane Manasjan

Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on April 29, 2004
2.5	Agreement and Plan of Merger, dated as of June 3, 2004, by and among Mobilepro Corp., DFW Internet Services, Inc., DFWS Acquisition Corp., ShreveNet, Inc. and the stockholders identified therein	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on June 8, 2004
2.6	Asset Purchase Agreement, dated as of June 21, 2004, by and between Crescent Communications, Inc. and DFW Internet Services, Inc.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on June 22, 2004
2.7	Agreement and Plan of Merger, dated July 6, 2004, by and among the Company, DFW Internet Services, Inc., DFWC Acquisition Corp., Clover Computer Corp. and Paul Sadler	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on July 8, 2004
2.8	Agreement and Plan of Merger, dated July 14, 2004, by and among DFW Internet Services, Inc., DFWT Acquisition Corp., Ticon.net, Inc. and the stockholders identified therein	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on July 15, 2004

2.9	Agreement and Plan of Merger, dated July 30, 2004, by and among the Company, Affinity Acquisition Corp., C.L.Y.K., Inc. and the stockholders identified therein	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on August 20, 2004
2.10	Amendment No. 1 to Agreement and Plan of Merger, dated December 28, 2004, by and among the Company, Affinity Acquisition Corp., C.L.Y.K., Inc. and the stockholders identified therein	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 21, 2005
2.11	Asset Purchase Agreement, dated as of August 13, 2004, by and among Web One, Inc., DFW Internet Services, Inc. and Jeff McMurphy	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on August 19, 2004
2.12	Agreement and Plan of Merger, dated August 31, 2004, by and among the Company, MVCC Acquisition Corp. and CloseCall America, Inc.	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2004
2.13	Amendment No. 1 to Agreement and Plan of Merger, dated September 30, 2004, by and among the Company, MVCC Acquisition Corp. and CloseCall America, Inc.	Incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed on October 19, 2004
2.14
Loan Purchase Agreement and Transfer and Assignment of Shares, dated September 3, 2004, by and among the Company, Davel Acquisition Corp., Davel Communications, Inc. and certain stockholders identified therein

Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on September 9, 2004
2.15	Agreement and Plan of Merger, dated September 15, 2004, by and among the Company, DFWW Acquisition Corp., World Trade Network, Inc. and Jack Jui	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on September 15, 2004
2.16
Agreement and Plan of Merger, dated September 16, 2004, by and among the Company, DFW Internet Services, Inc., DFWR Acquisition Corp., The River Internet Access Co. and the stockholders identified therein

Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on September 17, 2004
2.17	Agreement and Plan of Merger by and among Registrant, NeoReach, Inc., Transcordia Acquisition Corp., Transcordia, LLC and its Unit Holders, dated April 2005	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 10-QSB filed August 15, 2005
2.18	Agreement and Plan of Merger by and among Registrant, NeoReach, Inc., NeoReach Wireless, Inc., Evergreen Open Broadband Corporation, and Certain Shareholders	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 10-QSB filed August 15, 2005
2.19	Agreement and Plan of Merger, dated June 30, 2005, by and among the Company, AFN Acquisition Corp., American Fiber Network, Inc. and the individuals and entities identified therein	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2005

2.20	Agreement and Plan of Merger, dated October 31, 2005, by and among the Company, InReach Internet, Inc., InReach Internet, LLC, and Balco Holdings, Inc.	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on November 7, 2005
2.21	Form of Assignment of Limited Liability Company Interest/Release, dated January 31, 2006	Incorporated by reference to Exhibit 2.21 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2006
2.22	Agreement and Plan of Merger, dated January 31, 2006, by and among Mobilepro Corp., Kite Acquisition Corp. and Kite Networks, Inc.	Incorporated by reference to Exhibit 2.22 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2006
3.1	Certificate of Incorporation, dated April 20, 2001, of Registrant	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-8 filed on May 11, 2001
3.2	Certificate of Amendment of Certificate of Incorporation of Mobilepro Corp dated November 16, 2001.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-8 filed on December 4, 2001
3.3	Certificate of Amendment to Certificate of Incorporation of Mobilepro Corp. dated March 11, 2003	Incorporated by reference to Exhibit 3.11 to the Registrant’s Registration Statement on Form SB-2 filed on May 6, 2003
3.4	By-Laws of Registrant	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-8 filed on May 11, 2001
4.1	2001 Equity Performance Plan	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on December 4, 2001
4.2	Amended and Restated 2001 Equity Performance Plan	Incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-KSB filed on June 29, 2004
4.3	Registration Rights Agreement, dated September 16, 2004, by and among the Company and the persons and entities identified therein	Incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
4.4	Registration Rights Agreement, dated November 15, 2004, by and among the Company and the persons and entities identified therein	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on November 17, 2004
4.5	Form of Warrant issued on November 15, 2004	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on November 17, 2004

4.6	Registration Rights Agreement, dated June 30, 2005, by and among the Company and the persons and entities identified therein	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 6, 2005
4.7	Registration Rights Agreement, dated November 1, 2005, by and among the Company and the persons and entities identified therein	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 7, 2005
5.1	Opinion on legality	Provided herewith
10.1
Memorandum of Understanding between NeoReach, Inc., and RF Microelectronics Laboratory of Information and Communications University, South Korea dated July 31, 2002 for opportunities to cooperate in research, particularly in RF-CMOS ASICs development for RF transceiver of third generation W-CDMA standard

Incorporated by reference to Exhibit 10.2 to the Registrant’s amended Quarterly Report on Form 10-QSB/A filed on October 4, 2002
10.2	Termination Agreement dated November 26, 2003, between Arne Dunhem and Mobilepro Corp.	Incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2004
10.3	Amendment No. 1 to Termination Agreement, dated December 30, 2003, between Arne Dunhem and Mobilepro Corp.	Incorporated by reference to Exhibit 10.17 to the Post-Effective Amendment to Registrant’s Registration Statement on Form SB-2 filed on May 13, 2004.
10.4	Amendment No. 2 to Termination Agreement, dated April 8, 2004, between Arne Dunhem and Mobilepro Corp.	Incorporated by reference to Exhibit 10.18 to the Post-Effective Amendment to Registrant’s Registration Statement on Form SB-2 filed on May 13, 2004
10.5	Amendment No. 3 to Termination Agreement, dated May 2, 2004, between Arne Dunhem and Mobilepro Corp.	Incorporated by reference to Exhibit 10.19 to the Post-Effective Amendment to Registrant’s Registration Statement on Form SB-2 filed on May 13, 2004
10.6	Executive Employment Agreement, dated December 15, 2003, between Jay O. Wright and the Company	Incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-QSB filed on February 13, 2004
10.7	Executive Employment Agreement, dated April 15, 2004 between Jay O. Wright and the Company	Incorporated by reference to Exhibit 10.15 to the Amendment to Registrant’s Registration Statement on Form SB-2 filed on May 14, 2004
10.8	Amended and Restated Executive Employment Agreement, dated June 9, 2004 between Jay O. Wright and the Company	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 15, 2004
10.9	Executive Employment Agreement, dated February 20, 2004 between Kurt Gordon and the Company	Incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-KSB filed on June 29, 2004

10.10	Standby Equity Distribution Agreement, dated May 13, 2004 between the Company and Cornell Capital	Incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form SB-2 filed on May 14, 2004
10.11	Registration Rights Agreement, dated May 13, 2004 between the Company and Cornell Capital	Incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form SB-2 filed on May 14, 2004
10.12	Placement Agent Agreement, dated May 13, 2004 between the Company and Newbridge Securities Corporation	Incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form SB-2 filed on May 14, 2004
10.13	Escrow Agreement, dated May 13, 2004 between the Company and Cornell Capital	Incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form SB-2 filed on May 14, 2004
10.14	Consulting Agreement by and among Mobilepro Corp., DFW Internet Services, Inc., Beech Holdings, Inc., and Jack W. Beech, Jr.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on February 4, 2004
10.15	Executive Employment Agreement dated June 10, 2004 between Kevin Kuykendall and Mobilepro Corp.	Incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-KSB filed on June 29, 2004
10.16	Amended and Restated Executive Employment Agreement dated October 14, 2004, between Kevin Kuykendall and the Company	Incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.17	Development Agreement by and among the Company, NeoReach, Inc. and Information and Communications University*	Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.18	Promissory Note issued by the Company to Cornell Capital on August 23, 2004	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.19	Security Agreement between the Company and Cornell Capital dated August 23, 2004	Incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.20	Promissory Note issued by the Company to Cornell Capital on August 25, 2004	Incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.21	Security Agreement between the Company and Cornell Capital dated August 25, 2004	Incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004

10.22	Letter Agreement between the Company and Cornell Capital dated August 27, 2004	Incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.23	Promissory Note issued by the Company to Cornell Capital on August 27, 2004	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 19, 2004
10.24	Security Agreement between the Company and Cornell Capital dated August 27, 2004	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on October 19, 2004
10.25	Promissory Note issued by the Company to Cornell Capital on September 22, 2004	Incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.26	Security Agreement between the Company and Cornell Capital dated September 22, 2004	Incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-QSB filed on November 15, 2004
10.27	Executive Employment Agreement by and among the Company, CloseCall America, Inc. and Tom Mazerski	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2004
10.28	Executive Employment Agreement dated November 2, 2004, between Geoffrey Amend and the Company	Incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-QSB filed on February 14, 2005
10.29	Executive Employment Agreement dated December 1, 2004, between Bruce Sanguinetti and the Company	Incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-QSB filed on February 14, 2005
10.30	Credit Agreement, dated November 15, 2004, by and among the Company, Davel Acquisition Corp. and Airlie Opportunity Master Fund, Ltd.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 17, 2004
10.31	Executive Employment Agreement dated December 15, 2004, between John Dumbleton and the Company	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2004
10.32	Employment Agreement dated February 28, 2005 between Davel Communications, Inc. and Tammy L. Martin	Incorporated by reference to Exhibit 10.28 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.33	Amendment No. 1 to Employment Agreement between Davel Communications, Inc. and Tammy L. Martin, dated April 20, 2005	Incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.34	Amendment No. 2 to Employment Agreement between Davel Communications, Inc. and Tammy L. Martin, dated May 26, 2005	Incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005

10.35	Amended and Restated Executive Employment Agreement, dated June 16, 2005 between Jay O. Wright and the Company	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 20, 2005
10.36	Amended and Restated Executive Employment Agreement, dated June 16, 2005 between Kurt Gordon and the Company	Incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.37	Amended and Restated Executive Employment Agreement, dated June 16, 2005 by and among the Company, CloseCall America, Inc. and Tom Mazerski	Incorporated by reference to Exhibit 10.33 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.38	Amended and Restated Executive Employment Agreement, dated June 16, 2005, between Geoffrey Amend and the Company	Incorporated by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.39	Securities Purchase Agreement, dated as of May 13, 2005, by and between the Company and Cornell Capital	Incorporated by reference to Exhibit 10.35 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.40	Secured Convertible Debenture, issued on May 13, 2005 by the Company to Cornell Capital	Incorporated by reference to Exhibit 10.36 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.41	Amended and Restated Collateral Assignment of Intellectual Property Rights, made as of May 13, 2005, by and among the Company, the Company subsidiaries identified therein and Cornell Capital	Incorporated by reference to Exhibit 10.37 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.42	Amended and Restated Security Agreement, dated May 13, 2005, by and among the Company, the subsidiaries identified therein and Cornell Capital	Incorporated by reference to Exhibit 10.38 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.43	Investor Registration Rights Agreement, dated as of May 13, 2005 by and between the Company and Cornell Capital	Incorporated by reference to Exhibit 10.39 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.44	Amended and Restated Guaranty Agreement, dated as of May 13, 2005, made by each of the direct and indirect subsidiaries of the Company in favor of Cornell Capital	Incorporated by reference to Exhibit 10.40 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.45	Warrant issued by the Company to Cornell Capital	Incorporated by reference to Exhibit 10.41 to the Registrant’s Annual Report on Form 10-KSB filed on June 28, 2005
10.46	Executive Employment Agreement dated September 1, 2005, between James L. Magruder, Jr. and the Company	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 9, 2005

10.47	Master Agreement for Services between Sprint Communications Company L.P. and Kite Broadband, LLC, dated May 20, 2005*	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 10-QSB filed November 14, 2005
10.48	Agreement between the City of Tempe and NeoReach, Inc. for the Use of City Property in Connection with the Operation of a WiFi Network, dated August 17, 2005	Incorporated by reference to Exhibit 10.48 to the Registrant’s Annual Report on Form 10-KSB filed on June 29, 2006
10.49	Executive Employment Agreement dated February 1, 2006, between Jerry M. Sullivan, Jr. and the Company	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed February 13, 2005
10.50	Secured Convertible Debenture, issued on June 30, 2006 by the Company to Cornell Capital	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed July 7, 2006
10.51	Warrant issued by the Company to Cornell Capital	Incorporated by reference to Exhibit 10.40 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2006
10.52	Master Lease Agreement dated June 28, 2006 between JTA Leasing Co., LLC, Mobilepro Corp., and NeoReach, Inc.	Incorporated by reference to Exhibit 10.41 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2006
10.53	Letter Agreement between American Fiber Network, Inc. and FSH Communications LLC, dated June 30, 2006*	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated July 11, 2006
21.1	Subsidiaries of Registrant	Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-KSB filed on June 29, 2006
23.1	Consent of Bagell, Josephs, Levine & Company, L.L.C.	Provided herewith
23.2	Consent of Seyfarth Shaw LLP	Provided herewith (see Exhibit 5.1)
99.1	Press Release dated December 28, 2005 regarding corporate restructuring	Incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed January 1, 2006.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

** These certifications are not deemed filed by the SEC and are not to be incorporated by reference in any filing of the Registrant under the Securities Act of 1933 or the Securities Exchange Act of 1934, irrespective of any general incorporation language in any filings.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; of

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Bethesda, Maryland.

Date: November 10, 2006	MOBILEPRO CORP.

By: /s/ Jay O. Wright
Name: Jay O. Wright
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay O. Wright his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Jay O. Wright	Chief Executive Officer, Principal Executive Officer and Director	November 10, 2006
Jay O. Wright

/s/ Richard H. Deily	Senior Vice President, Chief Accounting Officer, Principal Financial and Principal Accounting Officer	November 10, 2006
Richard H. Deily

/s/ Chris W. MacFarland	Director	November 10, 2006
Chris W. MacFarland

/s/ Michael G. O’Neil	Director	November 10, 2006
Michael G. O’Neil

/s/ Don H. Sledge	Director	November 10, 2006
Don H. Sledge

/s/ Jerry M. Sullivan, Jr.	President, Chief Operating Officer, and Director	November 10, 2006
Jerry M. Sullivan, Jr.